EXHIBIT 8.1

Subsidiaries of the Registrant

Place of Incorporation
Subsidiaries:
CIAC/ChinaInterActiveCorp	Cayman Islands
Qianxiang Shiji Technology Development (Beijing) Co., Ltd.	PRC
Link224 Inc.	Cayman Islands
Renren Game USA Inc.	USA
Renren Game Hong Kong Limited	Hong Kong
Juyou Hudong (Beijing) Technology Development Co., Ltd.	PRC
Renren Lianhe Holdings	Cayman Islands
Renren Study Inc.	Cayman Islands
Renren Wealth Inc.	Cayman Islands
Jingwei Inc. Limited	Cayman Islands
Jupiter Way Ltd.	Hong Kong
Beijing Jingwei Sinan Information Technology Co., Ltd.	PRC
Wole Inc.	Cayman Islands
Beijing Woxiu Information Technology Development Co., Ltd.	PRC
JiehunChina Inc.	Cayman Islands
Happy Link Corp. Ltd.	Hong Kong
Beijing Jiexun Shiji Technology Development Co., Ltd.	PRC
Renren Giant Way Ltd.	Hong Kong
Appsurdity Inc.	USA
Renren Huijin (Tianjin) Technology Co., Ltd.	PRC
Variable Interest Entities:
Beijing Qianxiang Tiancheng Technology Development Co., Ltd.	PRC
Jiexun Pinghe (Beijing) Technology Development Co., Ltd.	PRC
Beijing Renren Jinfu Investment Management Co., Ltd.	PRC
Guangzhou Xiuxuan Performance Agency Co., Ltd.	PRC
Subsidiaries of Variable Interest Entities:
Beijing Qianxiang Wangjing Technology Development Co., Ltd.	PRC
Shanghai Qianxiang Changda Internet Information Technology Development Co., Ltd.	PRC
Beijing Wole Shijie Information Technology Co., Ltd	PRC
Shanghai Wangjing Commercial Factoring Co., Ltd.	PRC
Beijing Kilin Wings Technology Development Co., Ltd.	PRC
Beijing Jingwei Zhihui Information Technology Co., Ltd.	PRC
Shanghai Wangjing Investment Management Co., Ltd.	PRC
Fenqi Winday Co., Ltd.	Hong Kong
Renren Finance, Inc.	Cayman Islands
Beijing Zhenzhong Hudong Information Technology Co., Ltd.	PRC